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                                                                      EXHIBIT 99


CASE                                                                News Release
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CASE CORPORATION         700 STATE STREET        RACINE, WI 53404        U.S.A.
HTTP://WWW.CASECORP.COM



For more information, contact:

William B. Masterson   (414) 636-5793



                 CASE ACCELERATES COMPLETION OF CURRENT STOCK
                  REPURCHASE PROGRAM; TO BEGIN SECOND PROGRAM
                        FOR UP TO EIGHT MILLION SHARES

 New Program Represents Approximately 11 Percent of Common Shares Outstanding


     Racine, Wisconsin (July 10, 1998) -- Case Corporation (NYSE:CSE) said today that it intends to substantially complete its current stock buyback program during the third quarter of 1998 and that the company's board of directors has authorized a second program for up to 8 million shares, double the current buyback program. The current program covers authorization of up to 4 million shares of common stock and began approximately one year ago. The additional 8 million shares specified in the new authorization will be purchased from time to time, depending upon financial and market conditions.

     "We are very focused on creating shareholder value through the execution of our operating strategy," said Jean-Pierre Rosso, Case chairman and chief executive officer. "The acceleration of our current share repurchase program and implementation of a new program that is double in size reflects the company's confidence in its ability to deliver superior financial results over time."

     The new repurchase program of up to 8 million shares reflects approximately 11 percent of the company's 74 million common shares outstanding.

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     Case Corporation is a leading worldwide designer, manufacturer and distributor of agricultural and construction equipment, and offers a broad array of financial products and services, including equipment loans, leasing and insurance. Headquartered in Racine, Wisconsin, Case had 1997 revenues of $6 billion and sells its products in 150 countries through a network of approximately 4,900 independent dealers.

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